As filed with the Securities and Exchange Commission on September 30, 1998

                                                         REGISTRATION NO. 333-

================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       -----------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       -----------------------------------

                           AMERICAN BUILDINGS COMPANY
             ------------------------------------------------------
             (Exact Name Of Registrant As Specified In Its Charter)


            DELAWARE                                        63-0931058
 -------------------------------                       -------------------
 (State or Other Jurisdiction of                         (I.R.S. Employer
 Incorporation or Organization)                        Identification No.)


                              1150 STATE DOCKS ROAD
                             EUFAULA, ALABAMA 36027
                                 (334) 687-2032
                    ----------------------------------------
                    (Address of Principal Executive Offices)

                       -----------------------------------

                           AMERICAN BUILDINGS COMPANY
                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                            (Full Title of the Plan)

                               R. CHARLES BLACKMON
                Executive Vice President-Chief Financial Officer
                           AMERICAN BUILDINGS COMPANY
                              1150 STATE DOCKS ROAD
                             EUFAULA, ALABAMA 36027
                                 (334) 687-2032

                    (Name, address, including area code, and
                     telephone number of agent for service)

                       -----------------------------------

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                                PAUL JACOBS, ESQ.
                          FULBRIGHT & JAWORSKI L.L.P.
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103
                                 (212) 318-3000

                         CALCULATION OF REGISTRATION FEE


                                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM
                                                     OFFERING PRICE           AGGREGATE           AMOUNT OF
 TITLE OF SECURITIES             AMOUNT TO BE             PER                 OFFERING         REGISTRATION
   TO BE REGISTERED               REGISTERED            SHARE(1)              PRICE(2)             FEE
 -------------------             ------------       -----------------      -----------------   -------------
Common Stock, par value of
  $.01 per share ..............   100,000 shares         $23.50                $2,350,000          $693.25


---------------

(1) Calculated by dividing the proposed maximum aggregate offering price by the amount to be registered.

(2) The price is estimated pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "Act"), solely for the purpose of calculating the registration fee and is the product resulting from multiplying 100,000, the number of additional shares registered by this Registration Statement as to which options may be granted under the American Buildings Company Stock Option Plan for Non-Employee Directors, by $23.50, the average of the high and low prices of American Building Company Common Stock as reported on The Nasdaq National Market on September 28, 1998.

================================================================================

PROSPECTUS
----------
                                 100,000 SHARES

                           AMERICAN BUILDINGS COMPANY

                                  COMMON STOCK

     This Prospectus relates to the offer and sale of up to 100,000 shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of American Buildings Company ("ABC" or the "Company"). The Shares are being offered for sale by certain stockholders of the Company (the "Selling Stockholders") who acquired such Shares pursuant to the Company's Stock Option Plan for Non-Employee Directors (the "Plan"). See "Selling Stockholders." The Company's Common Stock is traded on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "ABCO." On September 29, 1998, the closing price of the Common Stock, as reported in the consolidated reporting system, was $23.00 per share.

     The Company will not receive any of the proceeds from sales of the Shares by the Selling Stockholders. The Shares may be offered from time to time by the Selling Stockholders (and their donees and pledgees) through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

     The Selling Stockholders may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions, if any, attributable to the sale of the Shares will be borne by the Selling Stockholders (or their donees and pledgees).

                             ----------------------

         SEE "RISK FACTORS", WHICH BEGINS ON PAGE 6 OF THIS PROSPECTUS,
   FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             ----------------------


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                The date of this Prospectus is September 30, 1998

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. Copies of such information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission.

     This Prospectus constitutes a part of a Registration Statement on Form S-8 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

     Private Securities Litigation Reform Act Safe Harbor Statement. This Prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that are based on the beliefs of the management of the Company, as well as assumptions made by and information currently available to the management of the Company. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including those discussed under "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The information in the following documents filed by American Buildings Company with the Commission (File No. 0-23688) pursuant to the Exchange Act is incorporated by reference in this Prospectus:

     a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

     d) The Company's Current Report on Form 8-K, dated December 4, 1997, as amended by the Company's Current Report on Form 8-K/A, dated December 4, 1997 and filed February 13, 1998, reporting the acquisition by the Company of Windsor Door, Inc.; and

     e)   The Company's Registration Statement on Form 8-A dated March 22, 1994.

     All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents or reports. The information relating to the Company in this Prospectus should be read together with the information in the documents incorporated by reference.

     Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of the document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus modifies or replaces such statement.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all of the documents described above, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to: American Buildings Company, 1150 State Docks Road, Eufaula, Alabama 36027, (334) 657-2032, Attention: R. Charles Blackmon. The Company furnishes its stockholders with an annual report containing audited financial statements. In addition, the Company may furnish such other reports as may be authorized, from time to time, by the Board of Directors.

                                   THE COMPANY

     American Buildings Company ("ABC" or the "Company") is a diversified manufacturer and marketer of construction products and services for non-residential and residential applications. The Company designs, manufactures and sells metal building systems, which consist of structural framing and wall and roof panels, for industrial, commercial and institutional markets. The Company's metal building systems are generally custom-designed to meet the specific needs of the end-user and to allow for easy on-site assembly by builders and independent erectors. The Company's metal building systems average approximately 12,300 square feet in size, although the Company frequently provides larger buildings of up to one million square feet or more. The Company markets its metal building systems nationwide through approximately 1,100 authorized builder/dealers. ABC has capitalized on its extensive builder/dealer network and engineering expertise to expand into the emerging metal roofing market. The Company has a separate roofing products' sales, engineering and customer service organization, which markets and sells the Company's roofing products to its builder/dealer network and approximately 365 preferred roofing contractors. The Company also provides specialty engineering services for large, complex building structures, manufactures and markets mini-warehouses to serve the growing self-storage market and secondary building components to serve the Company's builder/dealers and roofers as well as the general construction industry, and paints steel coils. In addition, the Company manufactures and markets steel sectional upward acting doors for residential and commercial applications, as well as modular structures and residential steel framing systems. The Company also operates an ICC-licensed trucking subsidiary. ABC markets its products and services throughout North America and in selected international countries. The Company derived 95.0% and 89.5% of its respective 1996 and 1997 net sales from the sale of metal building systems and roofing and architectural products and secondary building components.

     Since the inception of the metal buildings industry in the 1940s, metal building systems have become a highly accepted method of construction for low-rise, non-residential structures, such as factories, warehouses, distribution centers, athletic and event centers, office buildings, retail establishments, banks and schools. Based upon information reported by the Metal Building Manufacturers Association ("MBMA"), an industry trade association, metal building systems accounted, on a square footage basis, for approximately 70% of low-rise, non-residential structures of up to 150,000 square feet constructed in 1997, compared to 65% in 1995 and 54% in 1987. The Company believes the cost of the metal building system generally represents approximately 15% of the total cost of constructing the building. In 1996, the non-residential market for metal buildings consisted primarily of three distinct markets: (1) commercial buildings, which accounted for approximately 35% of metal building systems industry sales; (2) manufacturing buildings, which accounted for approximately 41% of such industry sales; and (3) institutional buildings and other categories, which in the aggregate accounted for approximately 24% of such industry sales.

     In the early years of the industry, metal building systems were most often used for factories, warehouses, distribution centers and other applications in which the exterior appearance of the building was not as significant a consideration to customers as construction cost, efficiency, speed of construction and other factors. Technological advances in products and materials, as well as the advent of modern computer-aided engineering and design techniques, have led to the development of structural and roofing systems that are compatible with more traditional construction materials. Architects and designers now often combine a metal building system with masonry, glass and wood exterior facades in order to meet the aesthetic requirements of building codes and potential customers while preserving the inherent favorable characteristics of metal building systems. As a result, the uses for metal building systems now include office buildings, showrooms, retail stores, banks, schools and other non-residential buildings for which aesthetics and architectural features are important considerations. The Company believes that competing in markets where customers seek unique aesthetic or functional features for a structure places a premium on the manufacturer's custom design and engineering capabilities, as well as the strength of its distribution network.

     The Company's business strategy is focused on increasing long-term profitability through enhancement of its strong builder/dealer network, technological innovations, cost efficiencies, internal investment, capacity expansion and expansion into related lines of business.

     The Company's predecessor was founded in 1947, and the Company was incorporated under the laws of the State of Delaware in 1986. ABC's principal executive office is located at 1150 State Docks Road, Eufaula, Alabama 36027 and its telephone number is (334) 687-2032. The terms "Company" and "ABC" include the operations of the Company's subsidiaries.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

     Industry Cyclicality. The non-residential and residential construction industries are highly sensitive to overall economic conditions, and from time to time have been negatively impacted in numerous geographic regions by unfavorable economic conditions, relatively high vacancy rates, changes in tax laws impacting the real estate industry and the unavailability of financing. Demand for the Company's products may be adversely affected by the weakness of demand within particular customer groups or a recession in the construction industry or particular geographic regions, which may adversely affect the Company's results of operations. The timing and severity of future economic or industry downturns are not currently determinable, and any such downturn could have a material adverse effect on the Company's results of operations and business.

     Competition. On the basis of data reported by the MBMA, the Company's 1997 sales of metal building systems products constituted approximately 11.4% of reported industry sales, placing it as the fourth largest domestic manufacturer behind the Building Systems division of Butler Manufacturing Company, NCI Building Systems, Inc. and the Varco-Pruden Buildings Division of LTV Steel Corporation, which accounted for approximately 20.6%, 14.4% and 11.9%, respectively, of total 1997 industry sales reported by the MBMA. Other major competitors include the Star and Ceco Divisions of Robertson-Ceco Corp. and Associated Buildings. Several of the Company's competitors have greater financial resources than the Company. The Company believes its American Buildings brand is the third largest brand behind the Butler and Varco-Pruden brands. Competition in the metal buildings industry is intense and is based primarily on price, service, quality of the builder/dealer network and the ability to provide added value in the design of a building. The Company's ability to expand its market share depends in part on its ability to persuade builders to market the Company's products in lieu of those of its competitors, attract conventional contractors to the metal buildings industry and develop a separate network of preferred roofing contractors to market its roofing products. In addition, the Company and others in the metal building systems industry compete with alternative methods of building construction. Although the Company maintains metal building manufacturing facilities in Alabama, Illinois, Nevada and Virginia, the Company's ability to quote competitive prices to customers located more than 500 miles from one of these facilities may be limited because of the significance of freight and delivery charges to the cost of metal buildings. Foreign companies are not presently a significant factor in the domestic marketplace, and the Company does not expect them to be in the near future, mainly because of transportation costs and the short lead times generally required by customers.

     The Roofing and Components Group competes with numerous suppliers of roofing and component parts as well as other metal buildings systems manufacturers.

     There are currently four other companies engaged in painting steel coil in the southeastern United States. The Company believes that the recent addition of two of these facilities has resulted in overcapacity for steel coil painting in the southeastern United States and has created competitive pressure.

     In the upward acting, or garage door, manufacturing industry, there are five "full-line" firms which serve a national base of customers. ABC estimates that these companies have approximately an 80% market share. The Windsor Door division's current market share is estimated by ABC to be approximately 8%, ranking it fourth. Wayne Dalton Corporation and Overhead Door Corporation are believed to be the two largest manufacturers, with Clopay Corporation also being larger than Windsor.

     The Modular Buildings division has two primary competitors in the modular petroleum business, both of which are privately owned. Several other manufacturers compete in the canopy business and the commercial/institutional modular business.

     Impact of Changing Steel Prices on the Company's Results of Operation. The Company's principal raw material is steel. The steel industry is highly cyclical in nature and prices for the Company's raw materials are influenced by numerous factors beyond the control of the Company, including general economic conditions, competition, labor costs, import duties and other trade restrictions. As steel producers change the effective selling price for the Company's raw materials, competitive conditions will influence the amount of the change, if any, in the Company's prices to its customers. Changing steel prices could therefore adversely affect the Company's results of operations and business.

     Seasonal Nature of Business. The pre-engineered metal buildings industry, as well as the construction industry in general, is seasonal in nature in that shipments normally are lower in the first half of each year compared to the second half because of unfavorable weather conditions for construction, particularly in the northern portion of the United States, and normal business planning cycles affecting construction. Prolonged severe winter weather conditions can delay construction projects, cause increased job completion costs and otherwise adversely affect the Company's business.

     Dependence on Key Personnel. The Company believes that its continued success will depend to a significant extent upon its senior management. The loss of the services of any key personnel, particularly Robert Ammerman and Joel Voelkert, the Company's President and Chief Executive Officer and President--Construction Products Group, respectively, could have a material adverse effect upon the Company. The Company does not carry key man life insurance on any of its senior management. The Company's continued success also depends upon its ability to attract and retain qualified employees to support its future growth.

     Substantially All Assets Pledged to Secure Debt. The Company has granted its senior lender a lien on substantially all the Company's assets. In the event the Company defaults on such debt, the lenders may foreclose on these assets to satisfy the Company's obligations, which foreclosure may have a material adverse effect on the value of the Common Stock.

     Risk of Operations in the PRC. As part of its effort to increase the Company's presence in international markets, in August 1995 ABC and China Renaissance Industries, L.P., a partnership formed to invest in non-listed enterprises in The People's Republic of China, formed a joint venture to pursue the manufacture of metal building systems in the PRC and their sale throughout most of Southeast Asia (the "Territory"). ABC has a 30% interest in the joint venture, and exclusively licensed to the joint venture on a royalty-free basis the right to use certain of ABC's technology to pursue the manufacture and sale of metal building systems in the Territory. The joint venture completed its initial manufacturing facility in the PRC in October 1996. ABC will receive a technology license fee of $1.5 million, of which $750,000 was paid in 1995 and the remainder of which is due in late 1998. ABC invested approximately $4.4 million in the joint venture through the end of 1997 and expects to invest up to an additional $0.1 million in 1998. Any change in policies by the government of the PRC, such as changes in laws, regulations or the interpretation thereof, the adoption of confiscatory taxation policies, the implementation of restrictions on imports or sources of supplies, or the expropriation or nationalization of private enterprises, could have a material adverse eff ect on the Company's proposed operations in the PRC. Although the PRC government has been pursuing economic reform policies for a number of years, no assurance can be given that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life. The PRC government imposes control over its foreign currency reserves through direct regulation of the conversion of Chinese currency into foreign exchange. Accordingly, the Company will be subject to currency fluctuation and convertibility and foreign exchange risks on its share of the proposed joint venture's earnings.

     Certain Anti-Takeover Effects. The shares beneficially owned by the Company's executive officers, directors and affiliates, combined with the ability of the Board of Directors to issue shares of preferred stock without further vote or action by the stockholders, may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Consequently, the market price of the Common Stock may be less likely to reflect a "premium for control." In addition, Section 203 of the Delaware General Corporation Law, which is applicable to the Company, contains provisions that restrict certain business combinations with interested stockholders, which may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company.

     Possible Volatility of Stock Price. The trading price of the Common Stock could be subject to wide fluctuations in response to variations in the Company's quarterly financial results, changes in the pre-engineered metal buildings industry and general market and economic conditions, or the failure to meet securities analysts' expectations, among other things.

     No Dividends. The Company currently intends to retain earnings to support its growth strategy and does not anticipate paying dividends in the foreseeable future. Payment of dividends is currently prohibited by the Company's credit facility.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

     The Company will supplement this Prospectus from time to time to include certain information concerning the security ownership of the Selling Stockholders and the position, office or other material relationship which a Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates.

                              PLAN OF DISTRIBUTION

     The Company is registering the Shares on behalf of the Selling Stockholders. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions, if any, attributable to the sale of Shares will be borne by the Selling Stockholders (or their donees or pledgees).

     Sales of Shares may be effected from time to time in transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The Selling Stockholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

     Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the Shares, such Selling Stockholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which Regulation would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

                                  LEGAL MATTERS

     Legal matters relating to the Common Stock have been passed upon for the Company by Fulbright & Jaworski L.L.P., New York, New York.

                                     EXPERTS

     The audited financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

================================================================================

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              ---------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information ..................................................     2
Incorporation of Certain
  Documents by Reference ...............................................     3
The Company ............................................................     4
Risk Factors ...........................................................     6
Use of Proceeds ........................................................     8
Selling Stockholders ...................................................     8
Plan of Distribution ...................................................     9
Legal Matters ..........................................................     9
Experts ................................................................     9



===============================================================================



================================================================================







                                     100,000
                                     Shares




                            AMERICAN BUILDING COMPANY



                                  Common Stock






                                   -----------

                                   PROSPECTUS

                                   -----------





                               September 30, 1998












================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     The contents of the Company's Registration Statement on Form S-8 (File No. 333-86560), as filed with the Securities and Exchange Commission on November 21, 1994 is incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eufaula, State of Alabama on this 29th day of September, 1998.


                                    AMERICAN BUILDINGS COMPANY

                                    By: /s/Robert T. Ammerman
                                        ---------------------------------------
                                         Robert T. Ammerman
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints ROBERT T. AMMERMAN and R. CHARLES BLACKMON, JR., or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE                                 TITLE                        DATE
---------                                 -----                        ----
/s/  ROBERT T. AMMERMAN             Chief Executive Officer        September 29, 1998
-----------------------------         and Director
Robert T. Ammerman                    (principal executive
                                      officer)

/s/  R. CHARLES BLACKMON, JR.       Executive Vice President--     September 29, 1998
-----------------------------         Chief Financial
R. Charles Blackmon, Jr.              Officer
                                      (principal financial and
                                      accounting officer)

/s/  WILLIAM L. SELDEN              Chairman of the                September 29, 1998
-----------------------------         Board and
William L. Selden                     Director


-----------------------------       Director                       September __, 1998
Harold J. Levy


/s/  DOUGLAS L. NEWHOUSE            Director                       September 29, 1998
-----------------------------
Douglas L. Newhouse


 /s/  RALPH S. SAUL                 Director                       September 29, 1998
-----------------------------
Ralph S. Saul


/s/  ROBERT F. SHAPIRO              Director                       September 29, 1998
-----------------------------
Robert F. Shapiro

                                    Director                       September __, 1998
-----------------------------
Kendrick R. Wilson, III


                                INDEX TO EXHIBITS

Exhibit
  No.                         Description
-------                       -----------
4 American Buildings Company Stock Option Plan for Non-Employee Directors, as amended

5       Opinion of Fulbright & Jaworski L.L.P.

23.1    Consent of Arthur Andersen LLP

10.1    Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5)